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                                                                      Exhibit 99

                                                           For more information:

                                                                       Jay Lemke
                                                          Carmichael Lynch Spong
                                                                  (612) 375-8529
                                                               jlemke@clynch.com


            ASV Signs Letter of Intent to Acquire Loegering Mfg. Inc.

      GRAND RAPIDS, MN (July 19, 2004) -- ASV Inc. (NASDAQ: ASVI) announced today that it has signed a non-binding letter of intent to acquire all the outstanding common stock of Loegering Mfg. Inc. of Casselton, North Dakota for a combination of cash and ASV common stock. Loegering, a 33-year-old company, is the original manufacturer and a leader in over-the-tire steel tracks for wheeled skid-steers and also provides attachments for the skid-steer market. In addition, Loegering has developed new, proprietary technology -- the Versatile Track System(R) (VTS(R)) -- a bolt on bolt off track system that will convert most skid-steers from wheels to rubber tracks. Pending due diligence, ASV anticipates it will complete the transaction in the third quarter of 2004. ASV anticipates the transaction will be accretive to earnings. Loegering had sales of approximately $12 million in 2003 and anticipates sales in the range of $16-20 million for 2004.

      "Loegering, like ASV, has strong entrepreneurial roots," said ASV CEO Gary Lemke. "We were attracted to Loegering because of its employees, product lines and distribution system and because both companies share similar values. We believe there are significant synergies that can be obtained in the areas of purchasing, manufacturing, marketing and distribution."

      Loegering employs approximately 60 people at its facility in Casselton, near Fargo, ND. Loegering sells its track systems and attachments through over 800 independent dealers throughout North America.

      Loegering President Brad Williams will continue to oversee day-to-day operations. "ASV is a dynamic, fast-growing company that can help Loegering take the next step," he said. "We look forward to a strong partnership that will benefit both companies."

      According to Lemke, ASV will provide additional marketing support for the VTS(R) track system. Unlike its over-the-tire track systems, the VTS(R) will entirely replace the wheels on a skid-steer through a quick and easy conversion. This product will target the vast number of current skid-steer owners who will now be able to upgrade their existing wheeled machinery to rubber tracks.

      "For skid-steer owners who are not ready to buy a dedicated rubber track loader, the VTS(R) track system should provide many of the benefits of rubber track loaders," said Lemke. "We see this system as a way to bring greater numbers of wheeled machine owners into the rubber track loader family, which should benefit both ASV and Loegering."

      Rubber track loaders are one of the fastest-growing segments of the construction equipment market and have gained a strong foothold in the $2 billion skid-steer market. Loegering expects it will introduce the VTS(R) track system in the second half of 2004.

      The transaction is subject to due diligence by ASV, negotiation of a definitive acquisition agreement and satisfaction of other customary conditions to closing.

About ASV

      ASV designs, manufactures and sells rubber track, all-purpose crawlers and related accessories and attachments. ASV also manufactures rubber track undercarriages, which are a primary component on Caterpillar's Multi Terrain Loaders. With its patented undercarriage technology, ASV leads all rubber track, all-purpose crawlers in technology and innovation. ASV's products are able to traverse nearly any terrain with minimal damage to the ground, making it effective in industries such as construction, landscaping and agriculture. For more information, visit ASV's website at www.asvi.com.

About Loegering

      Loegering designs, manufactures and sells over-the-tire steel and rubber tracks and attachments for skid-steers from its manufacturing facility in Casselton, North Dakota for distribution in North America. For more information, visit Loegering's website at www.loegering.com

Cautionary Statement Regarding Forward-Looking Statements

The statements set forth above regarding ASV's proposed acquisition of Loegering, the benefits of Loegering's products and technology, including its VTS track system, the timing of the proposed acquisition, the effect of the proposed acquisition on ASV's financial results, Loegering's anticipated sales for 2004, the benefits of the proposed acquisition and ASV's marketing strategies are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results and events to differ materially from

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those expressed in such forward looking statements. Certain factors may affect whether these anticipated events occur, including satisfactory completion of ASV's due diligence investigation of Loegering; ASV's ability to successfully negotiate a definitive agreement for the acquisition of Loegering; the possible inability of ASV or Loegering to satisfy conditions to closing the proposed acquisition; the risks and uncertainties associated with successfully integrating the two companies; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; the parties' ability to meet expectations regarding the timing, accounting and tax treatments of the transaction; developments in the demand for each companies' products and services; relationships with major customers and suppliers; the ability to retain key personnel; the impact of governmental laws and regulations; competitive factors; and any future acts or threats of terrorism or war. Any forward-looking statements provided from time to time by the Company represent only management's then-best current estimate of future events, results or trends. Additional information regarding these risk factors and uncertainties that could cause actual results and events to differ materially from the Company's current expectations is detailed from time to time in the Company's SEC filings, including but not limited to, its report on Form 10-Q for the period ended June 30, 2003.